EXHIBIT 2.1

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”), dated as of April 7, 2021 (the “Effective Date”), is by and between Regnum Corp., a Nevada corporation (“RGMP”), and SevenScore Pharmaceticals LLC, a Delaware limited liability company (the “Company”).

WHEREAS, the Company desires to continue to receive financial and consulting services from RGMP, and to obtain the benefit of the experience of RGMP in business and financial management of companies engaged in businesses similar to the Company’s;

WHEREAS, RGMP desires to continue to provide financial and management consulting services to the Company and the compensation arrangements set forth in this Agreement are designed to compensate RGMP for such services;

NOW, THEREFORE, in consideration of the foregoing and the respective agreements hereinafter set forth, and the mutual benefits to be derived herefrom, RGMP and the Company agree as follows:

1. Engagement. The Company hereby engages RGMP as its financial and management consultant, and RGMP hereby agrees to provide financial and management consulting services to the Company, all on the terms and subject to the conditions set forth below.

2. Services of RGMP. RGMP hereby agrees during the term of this engagement to consult with the board of directors (the “Board”) and management of the Company and its subsidiaries in such manner and on such business, financial and operational matters as may be reasonably requested from time to time by the Board, including but not limited to:

(i) oversee and supervise the operations of the Company and its subsidiaries in accordance with policies established by the Board and usual and customary standards of efficient operation and maintenance;

(ii) assist in the preparation of operating budgets and business plans;

(iii) advise and assist the Company and its subsidiaries regarding their corporate and financial structure;

(iv) advise and assist the Company and its subsidiaries in formulating long-term business strategies;

(v) assist the Company in recruiting senior management;

(vi) advise and assist the Company in securing equity and/or debt financing and negotiating and structuring the terms of such financing;

(vii) assist the Company and its subsidiaries with mergers and acquisitions with, and of, third party entities;

(viii) advise and assist the Company in evaluating potential sale or exit opportunities, structuring and negotiating a sale of the Company, or leveraged recapitalization;

(ix) provide consulting services in connection with the business and operations of the Company as requested by the Board; and

(x) respond to Board requests concerning, and perform any other management services incidental to, the foregoing, or any other management or advisory services reasonably requested by the Board from time to time and to which RGMP agrees (such agreement not to be unreasonably withheld, conditioned or delayed).

1

3. Personnel.

(i) RGMP shall provide and devote to the performance of this Agreement such employees, agents and representatives of RGMP, and for such time, as RGMP shall deem appropriate for the furnishing of the services required hereunder. Notwithstanding the generality of the foregoing, it is agreed that in the performance of its duties hereunder, subject to Section 3(ii) below, RGMP shall make available the following individuals to provide the described services:

(A) during the term of this Agreement, Anne Kirby shall serve as the Chairman of the Board and Chief Executive Officer of RGMP, and shall devote a sufficient amount of her business time to the performance of her duties during the term of this Agreement, consistent with past practice;

(B) other RGMP personnel, as appropriate, shall provide services and serve as consultants to the Company on a project-by-project, as-needed basis.

(ii) In the event that Ms. Kirby or any other employee of RGMP acting in an executive capacity for the Company is unable or unavailable to serve in the applicable capacities set forth in Section 3(i) above, RGMP shall provide a qualified individual to serve in such capacity, who must be reasonably satisfactory to the Board. If RGMP does not provide a qualified replacement reasonably acceptable to the Board within a reasonable period of time, the Company may fill such position with a person not affiliated with RGMP and deduct the costs of such person’s compensation (including cash and equity compensation) from RGMP’s compensation under this Agreement.

4. Management Fee. In consideration for the services to be provided by RGMP hereunder, RGMP and the Company shall determine in good faith a management fee in cash and equity securities of the Company that is commercially reasonable and consistent with market standards.

5. Expenses. The Company shall (i) promptly reimburse RGMP for all reasonable out-of-pocket fees and expenses as have been or may be incurred (before or after the date of this Agreement) by RGMP, its partners, shareholders, members, officers, employees, affiliates, counsel, agents and representatives in connection with RGMP’s engagement hereunder and the rendering of services hereunder (including, but not limited to, attorneys’ fees in connection with the negotiation and performance of this Agreement and fees and expenses incurred in attending Company-related meetings) and (ii) reimburse RGMP for all travel expenses in accordance with the Company’s “Travel and Entertainment Policy”. The Company shall reimburse RGMP for all reasonable and documented attorneys’ fees incurred by RGMP in connection with the negotiation of this Agreement as soon as practicable after the date hereof.

6. Term. This Agreement will continue from the Effective Date through December 31, 2023 (the “Initial Term”), unless earlier terminated by either RGMP or the Company on ninety (90) days written notice. No termination of this Agreement shall affect the Company’s obligations with respect to any and all reasonable fees, costs and expenses incurred by RGMP in rendering services hereunder and not reimbursed by the Company as of the effective date of such termination or the Company’s indemnification and contribution obligations.

7. Confidentiality; Non-Solicitation. RGMP shall not at any time during or after the term of this Agreement, directly or indirectly, except as in good faith deemed necessary or desirable to perform any of its obligations hereunder, to defend its own rights or as required by applicable law or legal process, disclose or use for its own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other information, including, without limitation, relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company, or of any subsidiary or affiliate of the Company; provided, that the foregoing shall not apply to information which is generally known to the industry or the public (other than as a result of RGMP’s breach of this covenant) or information obtained by RGMP prior to March __, 2021 or not in connection with its performance of its obligations under this Agreement. RGMP agrees that upon termination of this Agreement, upon the Company’s request, it shall immediately return to the Company all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that RGMP may retain such personal notes, notebooks and diaries that do not contain confidential information of the type described above. For a period beginning on the date of this Agreement and ending one year after the date of termination of this Agreement, except in the event this Agreement is terminated by the Company without Cause or by RGMP for Good Reason, RGMP shall not in any capacity, either individually or in association with others, employ or solicit for employment (other than in any general solicitation) any person who is an employee of the Company or its affiliates at the level of vice president or higher immediately prior to such employment or during such solicitation.

2

8. Liability. Neither RGMP nor any of its affiliates, directors, officers, employees, counsel, agents or representatives shall be liable to the Company or its subsidiaries or affiliates for any loss, claim, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Agreement, other than any loss, claim, liability, damage or expense to the extent determined by the final judgment of a court of competent jurisdiction to have been caused from the gross negligence, fraud, bad faith or willful misfeasance of RGMP or its affiliates.

9. Indemnification; D&O Insurance. To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless RGMP and its affiliates, and each of their respective members, managers, directors, officers, employees, counsel, agents, representatives, contractors and affiliates (each such individual or entity to be referred to hereinafter as an “Indemnified Person”), from and against any loss, claim, damage or liability, joint or several, and any action in respect thereof, whether or not involving a third party, to which an Indemnified Person may be subject, insofar as such loss, claim, damage, liability or action relates to, arises out of or results from any Covered Event (as such term is defined below) or alleged Covered Event, and will reimburse such Indemnified Person upon request for all expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by such Indemnified Person in connection with investigating, defending or preparing to defend against any such loss, claim, damage, liability or action, as such expenses are incurred or paid. The term “Covered Event” shall mean (a) any action taken, or services performed, by an Indemnified Person, related to or consistent with the terms of this Agreement, or (b) any action taken, or omitted to be taken, by the Company or any of its managers, directors, officers, employees, agents or affiliates, in connection with any matter in which an Indemnified Person has been involved pursuant to this Agreement; provided, that the term “Covered Event,” with respect to an Indemnified Person, shall exclude any loss, claim, damage, liability or expense to the extent determined by the final judgment of a court of competent jurisdiction to have been caused from the gross negligence, fraud, bad faith or willful misfeasance of such Indemnified Person or any affiliate thereof. The Company shall cover the designees of RGMP under directors and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in amounts reasonably requested by RGMP.

10. Independent Contractor. RGMP and the Company agree that RGMP shall perform services hereunder as an independent contractor, retaining control and direction over and responsibility for its own operations and personnel. Neither RGMP nor their directors, officers or employees shall be considered employees or agents of the Company or its subsidiaries as a result of this Agreement nor shall any of them have authority to contract in the name of or bind the Company, except as expressly agreed to in writing by the Company, including as provided in this Agreement.

11. Notices. Any notice, report or payment required or permitted to be given or made under this Agreement by one party to the other shall be deemed to have been duly given or made if personally delivered or, if mailed, when mailed by registered or certified mail, postage prepaid, to the other party at the following addresses (or at such other address as shall be given in writing by one party to the other):

If to RGMP:

RGMP Corporation

600 Third Avenue, 10th

New York, NY 10016

Telephone: (917) 647-1498

Attention: Anne Kirby

If to the Company:

SevenScore Pharmaceuticals LLC

600 Third Avenue, 10th Floor

New York, NY 10016

Telephone: (212) 202-5935

Attention:  Anne Kirby

3

12. Entire Agreement; Modification. Effective as of the Effective Date, this Agreement and the Grant Agreements shall (a) contain the complete and entire understanding and agreement of RGMP and the Company with respect to the subject matter hereof; and (b) supersede all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, respecting the engagement of RGMP in connection with the subject matter hereof. This Agreement may be amended or modified, or any of the terms, covenants or conditions hereof may be waived, only by a written instrument executed by RGMP and the Company, or in the case of a waiver, by the party or parties waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term or covenant contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or the breach of any other provision, term or covenant of this Agreement.

13. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereof.

14. Assignment. RGMP may assign its rights or obligations under this Agreement only with the express written consent of the Company, such consent not to be unreasonably withheld. The Company may not assign its rights or obligations under this Agreement. The Company hereby agrees to the assignment by RGMP of all of its rights and obligations under this Agreement to ZM Capital Advisors, LLC, a Delaware limited liability company (“ZM Capital”); provided, however, that RGMP shall remain liable for all of the obligations hereunder and under this Agreement. In the event RGMP elects to effect such assignment to ZM Capital, it shall cause ZM Capital to execute a joinder agreement to this Agreement in form and substance reasonably acceptable to the Company.

15. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and permitted assigns of the parties.

16. Failure to Pay. If for any reason the Company does not pay the Management Fee, or any other amount due under this Agreement when due, then such amount shall accrue interest at a rate of 1% per month and shall continue to be payable and shall be paid by the Company as soon as it can be paid. The preceding sentence shall not limit any other remedies of RGMP in the event amounts are not paid when due.

17. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute one and the same agreement.

18. Choice of Law. This Agreement and any dispute arising hereunder shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each party consents to the in personam jurisdiction of the Court of Chancery or other courts of the State of Delaware and the United States District Court located in the State of Delaware in connection with any claim or dispute arising under or in connection with this Agreement.

4

19. Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any law or regulation of any jurisdiction, it shall, as to such jurisdiction, be deemed modified to the least degree necessary to conform to the requirements of such law or regulation, or if for any reason it is not deemed so modified, it shall be illegal, invalid or unenforceable only to the extent set forth in the law or regulation without affecting the legality, validity or enforceability of such provision in any other jurisdiction or the remaining provisions of this Agreement.

20. Section 409A. Notwithstanding anything to the contrary contained in this Agreement, in the event that one or more payments under this Agreement are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and would cause RGMP to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company shall, at no additional cost to the Company, after consulting with RGMP and receiving RGMP’s approval, reform and appropriately adjust such provision; provided that the Company agrees to maintain, to the maximum extent practicable without any such additional cost to the Company, the original intent and economic benefit to RGMP of the applicable provision without violating the provisions of Section 409A of the Code.

* * * * *

5

IN WITNESS WHEREOF, the parties hereto have caused this Management Agreement to be duly executed and delivered on the date and year first above written.

REGNUM CORP.

By:	/s/ Anne Kirby
Name:	Anne Kirby

SEVENSCORE PHARMACETICALS LLC

By:	/s/ Averill L Powers
Name:	Averill L Powers

6